Exhibit 4.2

BRIXMOR OPERATING PARTNERSHIP LP

AS ISSUER

AND

THE BANK OF NEW YORK MELLON

AS TRUSTEE

TWELFTH SUPPLEMENTAL INDENTURE

Dated as of January 12, 2024

$400,000,000 5.500% SENIOR NOTES DUE 2034

SUPPLEMENT TO INDENTURE

DATED AS OF JANUARY 21, 2015, BETWEEN

BRIXMOR OPERATING PARTNERSHIP LP (AS ISSUER)

AND

THE BANK OF NEW YORK MELLON (AS TRUSTEE)

TWELFTH SUPPLEMENTAL INDENTURE, dated as of January 12, 2024 (this “Twelfth Supplemental Indenture”), between BRIXMOR OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Operating Partnership”), having its principal executive office located at 450 Lexington Avenue, New York, New York 10017, and THE BANK OF NEW YORK MELLON, as trustee, registrar, paying agent and transfer agent (the “Trustee,” “Registrar,” Paying Agent” and “Transfer Agent,” respectively), which supplements that certain Indenture, dated as of January 21, 2015, by and between the Operating Partnership and the Trustee (the “Base Indenture”).

RECITALS

WHEREAS, the Operating Partnership has duly authorized the execution and delivery of the Base Indenture to the Trustee to provide for the issuance from time to time for its lawful purposes of debt securities evidencing the Operating Partnership’s debentures, notes or other evidences of indebtedness.

WHEREAS, Section 301 of the Base Indenture provides that by means of a supplemental indenture the Operating Partnership may create one or more series of the Operating Partnership’s debt securities and establish the form, terms and provisions thereof.

WHEREAS, the Operating Partnership intends by this Twelfth Supplemental Indenture to (i) create a series of the Operating Partnership’s debt securities, in an initial aggregate principal amount equal to $400,000,000, entitled 5.500% Senior Notes due 2034 (the “Notes”) and (ii) establish the form and the terms and provisions of the Notes.

WHEREAS, the consent of Holders to the execution and delivery of this Twelfth Supplemental Indenture is not required, and all other actions required to be taken under the Base Indenture with respect to this Twelfth Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

Article One

DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

Section 1.1         Definitions. Capitalized terms used but not otherwise defined in this Twelfth Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms set forth below:

“Annual Debt Service Charge” means, for any period, the interest expense of the Operating Partnership and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” for any period means Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication: (1) interest expense on Debt; (2) provision for taxes based on income; (3) amortization of debt discount, premium and deferred financing costs; (4) the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP; (5) gains or losses on derivative financial instruments, (6) impairment losses and gains on sales or other dispositions of properties and other investments; (7) the effect of any non-cash charge resulting from a change in accounting principles in determining Consolidated Net Income, (8) depreciation and amortization; (9) net amount of extraordinary items or non-recurring items, as may be determined by the Operating Partnership in good faith; (10) amortization of deferred charges; (11) gains or losses on early extinguishment of debt; (12) credit losses recognized on financial assets and certain other instruments not measured at fair value; (13) noncontrolling interests, and (14) any fees, costs or expenses (or amortization thereof) in connection with any debt financing or amendment thereto, any acquisition, merger, recapitalization or similar transaction (in each case whether or not completed), all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Debt” means, with respect to any person, any:

(i)	indebtedness of such person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(ii)	indebtedness secured by any Lien on any property or asset owned by such person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the Operating Partnership) of the property subject to such Lien;

(iii)	reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(iv)	any lease of property by such person as lessee which is required to be reflected on such person’s balance sheet as a financing lease in accordance with GAAP;

in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as liabilities on such person’s balance sheet in accordance with GAAP; provided, however, that the term “Debt” will (1) include, to the extent not otherwise included, any non-contingent obligation of such person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another person, other than obligations to be liable for the Debt of another person solely as a result of non-recourse carveouts (it being understood that Debt shall be deemed to be incurred by such person whenever such person shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof) and (2) exclude any such indebtedness (or obligation referenced in clause (1) above) that has been the subject of an “in substance” defeasance in accordance with GAAP and Intercompany Indebtedness that is subordinate in right of payment to the Notes (or an obligation to be liable for, or to pay, Intercompany Indebtedness that is subordinate in right of payment to the Notes). In the case of indebtedness under (iv), the term “Debt” will exclude operating lease liabilities on such person’s balance sheet in accordance with GAAP.

“Depository” means The Depository Trust Company.

“GAAP” means United States generally accepted accounting principles as in effect on the date of any required calculation or determination.

“Indenture” means the Base Indenture as supplemented by this Twelfth Supplemental Indenture and as further amended, modified or supplemented with respect to the Notes pursuant to the provisions of the Base Indenture.

“Intercompany Indebtedness” means Debt to which the only parties are the Company, the Operating Partnership and any of its Subsidiaries; provided, however, that with respect to any such Debt of which the Operating Partnership is the borrower, such Debt is subordinate in right of payment to the Notes.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Maturity Date” means February 15, 2034.

“Par Call Date” means November 15, 2033 (the date that is three months prior to the Maturity Date).

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 1.4(d) hereof, the date fixed for such redemption in accordance with the provisions of Section 1.4(d) hereof.

“Significant Subsidiary” means any Subsidiary or group of Subsidiaries that meets either of the following conditions: (1) the Operating Partnership and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the Operating Partnership’s and its Subsidiaries’ total assets consolidated (determined in accordance with GAAP) as of the end of the most recent fiscal quarter for which an annual or quarterly report has been furnished to Holders of the Notes or filed with the Commission; or (2) the Operating Partnership’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the Operating Partnership’s and its Subsidiaries’ total assets consolidated (determined in accordance with GAAP) as of the end of the most recent fiscal quarter for which an annual or quarterly report has been furnished to Holders of the Notes or filed with the Commission.

“Subsidiary” means, with respect to the Operating Partnership or the Company, any Person (as defined in the Indenture but excluding an individual), a majority of the outstanding voting stock, partnership interests, membership interests or other equity interest, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or the Company, as the case may be, or by one or more other Subsidiaries of the Operating Partnership or the Company, as the case may be. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Total Assets” means the sum of, without duplication (1) Undepreciated Real Estate Assets and (2) all other assets (excluding accounts receivable and non-real estate intangibles) of the Operating Partnership and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means the sum of, without duplication, (1) those Undepreciated Real Estate Assets which are not subject to a Lien securing Debt and (2)  all other assets (excluding accounts receivable and non-real estate intangibles) of the Operating Partnership and its Subsidiaries not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of Section 2.1(d), all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Operating Partnership in accordance with Section 1.4(d)(2) hereof.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets, right of use assets associated with a financing lease in accordance with GAAP and related intangibles of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization and impairments, all determined on a consolidated basis in accordance with GAAP; provided, however, that “Undepreciated Real Estate Assets” shall not include the right of use assets associated with an operating lease in accordance with GAAP.

“Unsecured Debt” means Debt of the Operating Partnership or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Operating Partnership or any of its Subsidiaries.

Section 1.2         Creation of Notes. In accordance with Section 301 of the Base Indenture, the Operating Partnership hereby creates the Notes as a separate series of its debt securities, entitled “5.500% Senior Notes due 2034,” issued pursuant to the Indenture. The Notes shall initially be limited to an aggregate principal amount equal to $400,000,000, subject to the exceptions set forth in Section 301(2) of the Base Indenture and Section 1.4(f) hereof.

Section 1.3         Form of Notes. The Notes will be issued in the form of one or more permanent fully registered global securities (the “Global Note”) that will be deposited with, or on behalf of the Depository, and registered in the name of the Depository or its nominee, as the case may be, subject to Section 305 of the Base Indenture. So long as the Depository, or its nominee, is the registered owner of the Global Note, the Depository or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

Section 1.4         Terms and Provisions of Notes. The Notes shall be governed by all of the terms and provisions of the Base Indenture, as supplemented by this Twelfth Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

(a)        Registration and Form. The Notes shall be issuable in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of the form of Note attached as Exhibit A hereto.

(b)        Payment of Principal and Interest. All payments of principal, premium, if any, and interest in respect of the Global Notes will be made by the Operating Partnership in immediately available funds to the Depository or its nominee, as the case may be, as the Holder of each of the Global Notes. The Notes shall mature, and the unpaid principal thereon, shall be payable, on February 15, 2034, subject to the provisions of the Base Indenture. The rate per annum at which interest shall be payable on the Notes shall be 5.500%. Interest on the Notes will be payable semi-annually in arrears on each February 15 and August 15, commencing August 15, 2024 (each, an “Interest Payment Date”) and on the Stated Maturity as specified in this Section 1.4(b), to the Persons in whose names the Notes are registered in the Security Register applicable to the Notes at the close of business on February 1 for Interest Payment Dates of February 15 and August 1 for Interest Payment Dates of August 15 (in each case, whether or not a Business Day) (each a “Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall accrue from January 12, 2024.

(c)        Sinking Fund. There shall be no sinking fund provided for the Notes.

(d)        Redemption at the Option of the Operating Partnership.

     (1)            Prior to the Par Call Date, the Operating Partnership shall have the right to redeem the Notes at its option, in whole or in part, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points (0.250%) less (b) interest accrued to the Redemption Date, plus, in either case, accrued and unpaid interest thereon to the Redemption Date. On or after the Par Call Date, the Operating Partnership may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date. Notwithstanding the foregoing, if the Operating Partnership redeems the Notes in accordance with the terms of the Notes, the Operating Partnership will pay accrued and unpaid interest and premium, if any, to each holder that surrenders a Note for redemption. However, if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Operating Partnership will pay the full amount of accrued and unpaid interest, if any, on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption). In connection with any redemption prior to the Par Call Date, the Operating Partnership shall give the Trustee written notice of the related Redemption Price promptly after the calculation thereof.

     (2)              The Treasury Rate shall be determined by the Operating Partnership after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the date of the notice of redemption based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Operating Partnership shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date. If on the third Business Day preceding the date of the notice of redemption H.15 TCM is no longer published, the Operating Partnership shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding the date of the notice of redemption of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Operating Partnership shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Operating Partnership shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

     (3)            Notice of redemption shall be given in the manner provided in Section 106 of the Base Indenture, not less than ten nor more than sixty days prior to the Redemption Date to the Holders of the Notes to be redeemed.

     (4)            The Operating Partnership shall not redeem the Notes pursuant to Section 1.4(d)(1) hereof on any date if the principal amount of the Notes has been accelerated, and such an acceleration has not been rescinded or annulled on or prior to such date (except in the case of an acceleration resulting from a default by the Operating Partnership in the payment of the Redemption Price with respect to the Notes to be redeemed).

(e)        Payment of Notes Called for Redemption by the Operating Partnership.

     (1)            If notice of redemption has been given as provided in Article Eleven of the Base Indenture, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Operating Partnership shall default in the payment of such Notes at the Redemption Price, so long as the Paying Agent holds funds sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then (a) such Notes will cease to be Outstanding on and after the Redemption Date, (b) interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, and (c) the Holders of the Notes shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Operating Partnership at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date.

     (2)            The Notes will not be convertible or exchangeable for any other security or property.

(f)         Additional Issues. The Operating Partnership may, from time to time, without the consent of the Holders of the Notes, create and issue further securities having the same terms and conditions as the Notes in all respects, except for any difference in the issue date, issue price, interest accrued prior to the issue date of the additional Notes, and, if applicable, the first Interest Payment Date and the initial interest accrual date with the same CUSIP number as the Notes so long as such additional Notes are fungible for U.S. federal income tax purposes with the previously outstanding Notes. Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes.

Section 1.5          Book-Entry Provisions. This Section 1.5 shall apply only to the Global Notes deposited with or on behalf of the Depository.

(a)                The Operating Partnership shall execute and the Trustee shall, in accordance with this Section 1.5 and Section 303 of the Base Indenture, authenticate and deliver the Global Notes that shall be registered in the name of the Depository or its nominee and shall be held by the Trustee as custodian for the Depository.

(b)                Participants of the Depository shall have no rights either under the Indenture or with respect to the Global Notes. The Depository or its nominee, as applicable, shall be treated by the Operating Partnership, the Trustee and any agent of the Operating Partnership or the Trustee as the absolute owner and Holder of each such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Operating Partnership or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or its nominee, as applicable, or impair, as between the Depository and its participants, the operation of customary practices of such depository governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

Article Two

ADDITIONAL COVENANTS FOR BENEFIT OF HOLDERS OF NOTES

In addition to the covenants set forth in the Base Indenture, the Operating Partnership hereby further covenants as follows, the following covenants being for the sole benefit of the Holders of the Notes:

Section 2.1          Limitations on Incurrence of Debt.

(a)        Aggregate Debt Test. The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the Operating Partnership’s and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 65% of the sum of the following (without duplication): (1) the Operating Partnership’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter covered in the Operating Partnership’s annual or quarterly report most recently filed with the Commission (or if the Operating Partnership is not subject to Section 13(a) or 15(d) of the Exchange Act, the financial information provided to the Trustee) and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Operating Partnership or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(b)        Secured Debt Test. The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Debt secured by any Lien on any of the Operating Partnership’s or any of its Subsidiaries’ property or assets, whether owned on the date of this Twelfth Supplemental Indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all of the Operating Partnership’s and its Subsidiaries’ outstanding Debt which is secured by a Lien on any of the Operating Partnership’s and its Subsidiaries’ property or assets is greater than 40% of the sum of (without duplication): (1) the Operating Partnership’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter covered in the Operating Partnership’s annual or quarterly report most recently filed with the Commission (or if the Operating Partnership is not subject to Section 13(a) or 15(d) of the Exchange Act, the financial information provided to the Trustee); and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Operating Partnership or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(c)        Debt Service Test.

     (1)            The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Debt if the ratio of Consolidated EBITDA to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters ending with the last quarter covered in the Operating Partnership’s annual or quarterly report most recently filed with the Commission (or if the Operating Partnership is not subject to Section 13(a) or 15(d) of the Exchange Act, the financial information provided to the Trustee) prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with GAAP), and calculated on the following assumptions:

      (A)            such Debt and any other Debt incurred by the Operating Partnership or any of its Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

(B)            the repayment or retirement of any other Debt of the Operating Partnership or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and

(C)            in the case of any acquisition or disposition by the Operating Partnership or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $5.0 million since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

     (2)            If the Debt giving rise to the need to make the calculation described in Section 2.1(c)(1) or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate (to the extent such Debt has been hedged to bear interest at a fixed rate, only the portion of such Debt, if any, that has not been so hedged), then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis as if the average daily rate which would have been in effect during the entire four-quarter period had been the applicable rate for the entire such period. For purposes of this Section 2.1(c), Debt will be deemed to be incurred by the Operating Partnership or any of its Subsidiaries whenever the Operating Partnership or any of its Subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof.

(d)        Maintenance of Total Unencumbered Assets. The Operating Partnership will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of the Operating Partnership’s and its Subsidiaries’ outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP.

Section 2.2         Maintenance of Properties. The Operating Partnership will cause all of its material properties used or useful in the conduct of its business or any of its Subsidiaries’ businesses to be maintained and kept in good condition, repair and working order, normal wear and tear, casualty and condemnation excepted, and supplied with all necessary equipment and cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in the Operating Partnership’s judgment may be necessary in order for the Operating Partnership to at all times properly and advantageously conduct its business carried on in connection with such properties. The Operating Partnership will not be prevented from (1) removing permanently any property that has been condemned or suffered a casualty loss, if it is in its best interests, (2) discontinuing maintenance or operation of any property if, in its reasonable judgment, doing so is in its best interest and is not disadvantageous in any material respect to the Holders of the Notes, or (3) selling or otherwise disposing for value its properties in the ordinary course of business.

Section 2.3         Insurance. The Operating Partnership will, and will cause each of its Subsidiaries to, keep in force upon all of the Operating Partnership’s and each of its Subsidiaries’ properties and operations insurance policies carried with responsible companies in such amounts and covering all such risks as is customary in the industry in which the Operating Partnership and its Subsidiaries do business in accordance with prevailing market conditions and availability.

Section 2.4          Payment of Taxes and Other Claims. The Operating Partnership will pay or discharge or cause to be paid or discharged before it becomes delinquent: (i) all material taxes, assessments and governmental charges levied or imposed on the Operating Partnership or any of its Subsidiaries or on its or any such Subsidiary’s income, profits or property; and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its property or the property of its Subsidiaries; provided, however, that the Operating Partnership will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith.

Section 2.5         Covenant Defeasance and Waiver of Covenant. The covenants set forth in Sections 2.1, Section 2.2, Section 2.3 and Section 2.4 hereof and Section 801 of the Base Indenture shall be subject to covenant defeasance under Section 402(3) of the Base Indenture and subject to waiver under Section 1006 thereof.

Article Three

[Intentionally Omitted]

Article Four

TRUSTEE

Section 4.1         Trustee. The Trustee is appointed as the principal paying agent, transfer agent and registrar for the Notes and for the purposes of Section 1002 of the Base Indenture. The Notes may be presented for payment at the Corporate Trust Office of the Trustee or at any other agency as may be appointed from time to time by the Operating Partnership in The City of New York. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twelfth Supplemental Indenture or the due execution hereof by the Operating Partnership. The recitals of fact contained herein shall be taken as the statements solely of the Operating Partnership, and the Trustee assumes no responsibility for the correctness thereof.

Section 4.2         Preferential Collection of Claims. If and when the Trustee shall be or become a creditor of the Operating Partnership (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of the claims against the Operating Partnership (or any such other obligor). The Trustee is permitted to engage in other transactions with the Operating Partnership and its Affiliates. If, however, it acquires any conflicting interest under the Trust Indenture Act relating to any of its duties with respect to the Notes, it must eliminate that conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

Section 4.3         Calculation with Respect to the Notes. The Operating Partnership shall be responsible for making all calculations required under this Twelfth Supplemental Indenture or with respect to the Notes. The Operating Partnership will make such calculations in good faith and, absent manifest error, the Operating Partnership’s calculations will be final and binding on the Trustee and the Holders of the Notes. The Operating Partnership shall provide a schedule of its calculations to the Trustee promptly after it makes such calculations, and the Trustee shall be entitled to rely upon the accuracy of the Operating Partnership’s calculations without independent verification. The Trustee shall forward the Operating Partnership’s calculations to any Holder of the Notes upon request.

Article Five

MISCELLANEOUS PROVISIONS

Section 5.1          Ratification of Base Indenture. This Twelfth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Twelfth Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event of a conflict between the language of this Twelfth Supplemental Indenture and the Base Indenture, the language of this Twelfth Supplemental Indenture shall control.

Section 5.2          Execution; Authentication. Pursuant to Sections 201, 202 and 303 of the Base Indenture, the Chairman, President or one of the Vice Presidents of the Company shall sign the Notes for the Company, by manual, facsimile, pdf or electronic signature. If an officer of the Company whose signature is on a Note no longer holds that office at the time such Security is authenticated, such Note shall be valid nevertheless. A Note shall not be valid or obligatory, or entitled to any benefit under the Base Indenture, unless there appears on such Note a certificate of authentication substantially in the form provided for in the Base Indenture executed by manual, facsimile, pdf or electronic signature by the Trustee or an Authenticating Agent. The manual, facsimile, pdf or electronic signature of the Trustee shall be conclusive evidence, and the only evidence, that such Security has been authenticated and delivered in accordance with the terms of the Base Indenture and is entitled to the benefits of the Base Indenture. Any electronic signature hereof shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signature and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act. This Twelfth Supplemental Indenture and any other document delivered in connection with this Twelfth Supplemental Indenture or the issuance and delivery of the Notes may be signed by or on behalf of the signing party by manual, facsimile, pdf or electronic signature.

Section 5.3         Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.4         Successors and Assigns. All covenants and agreements in this Twelfth Supplemental Indenture by the Operating Partnership shall bind its successors and assigns, whether so expressed or not.

Section 5.5         Separability Clause. In case any one or more of the provisions contained in this Twelfth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.6         Governing Law. This Twelfth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. This Twelfth Supplemental Indenture is subject to the provisions of the Trust Indenture Act, that are required to be part of this Twelfth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 5.7         Counterparts. This Twelfth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Twelfth Supplemental Indenture to be duly executed all as of the day and year first above written.

BRIXMOR OPERATING PARTNERSHIP LP, as Issuer

By:	Brixmor OP GP LLC, its general partner

By:	BPG Subsidiary LLC, its sole member

	By:	/s/ Steven F. Siegel
	Name:	Steven F. Siegel
	Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Twelfth Supplemental Indenture]

THE BANK OF NEW YORK MELLON,
as Trustee, Registrar, Paying Agent and Transfer Agent

By:	/s/ Stacey B. Poindexter
Name:	Stacey B. Poindexter
Title:	Vice President

[Signature Page to Twelfth Supplemental Indenture]

EXHIBIT A

Form of 5.500% Senior Note due 2034

THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF THE DEPOSITORY (AS DEFINED IN THE TWELFTH SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BRIXMOR OPERATING PARTNERSHIP LP
5.500% SENIOR NOTE DUE 2034

No. 1

CUSIP No.:      11120VAM5

ISIN:                 US11120VAM54

$[●]

Brixmor Operating Partnership LP, a Delaware limited partnership (herein called the “Issuer,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to Cede & Co.*, or its registered assigns, the principal sum of [●] ($[●]), [or such lesser amount as is set forth in the Schedule of Increases or Decreases In the Global Note on the other side of this Note]*, on February 15, 2034 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on February 15 and August 15 of each year, commencing August 15, 2024, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 5.500%, from the February 15 or August 15, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from January 12, 2024 until payment of said principal sum has been made or duly provided for. Unless otherwise provided in or pursuant to the Indenture, at the option of the Issuer, interest on the Notes due and payable on any Interest Payment Date may be paid by mailing a check to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States of America; provided, that the Paying Agent shall have received appropriate wire transfer instructions at least five Business Days prior to the Interest Payment Date. Any such interest which is punctually paid or duly provided for on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered as of the close of business on the February 1 or August 1 (whether or not a Business Day) next preceding such Interest Payment Date.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually, electronically or by facsimile or pdf by the Trustee or a duly authorized authenticating agent under the Indenture.

* Include only if the Note is issued in global form.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated: [●]

BRIXMOR OPERATING PARTNERSHIP LP, as Issuer

By:	Brixmor OP GP LLC, its general partner

By:	BPG Subsidiary LLC, its sole member

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-named Indenture.

Dated: [●]

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

REVERSE SIDE OF NOTE

Brixmor Operating Partnership LP
5.500% SENIOR NOTE DUE 2034

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its 5.500% Senior Notes due 2034 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of January 21, 2015 (herein called the “Base Indenture”), between the Issuer and The Bank of New York Mellon, as trustee (herein called the “Trustee”), as supplemented by the Twelfth Supplemental Indenture dated as of January 12, 2024 (herein called the “Twelfth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Issuer and the Trustee, to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Notes. Defined terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

If an Event of Default (other than an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture occurs, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 902 of the Base Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default with respect to the Notes, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in denominations of $2,000 principal amount and any multiple of $1,000. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, Notes may be transferred or may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Section 1.4(d) of the Twelfth Supplemental Indenture and Article Eleven of Base Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

Except to the extent expressly provided in Article Sixteen of the Base Indenture, no recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any past, present or future general partner, limited partner, member, employee, incorporator, controlling person, stockholder, officer, director or agent, as such, of the Issuer or the Company, or of any of the Issuer’s or the Company’s predecessors or successors, either directly or through the Issuer or the Company, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _______________________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: ______________________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: ______________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE *

The following increases or decreases in the principal amount of this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

________________________

* This schedule should be included only if the Note is issued in global form.